AMENDMENT TO
CITRIX SYSTEMS, INC.
AMENDED AND RESTATED
2005 EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, Citrix Systems, Inc. (the “Corporation”) desires to amend the Citrix Systems, Inc. Amended and Restated 2005 Employee Stock Purchase Plan (as amended and in effect, the “Plan”) to provide that the Corporation will refund any unused payroll deductions due to the inability to purchase fractional shares.
NOW THEREFORE, in accordance with Article 15 of the Plan, the Plan is hereby amended as follows:

1.	Article 6 of the Plan is hereby amended by deleting the last sentence of the first paragraph of Article 6 and substituting the following sentence in lieu thereof:
“With respect to any Payment Period, unused payroll deductions remaining in a participant’s account by reason of the inability to purchase a fractional share shall be refunded as soon as practicable to the participant.”

2.	Except herein above provided, the Plan is hereby ratified, confirmed and approved in all respects.

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